EXHIBIT 8.1
Hogan & Hartson
l.l.p.
875 Third Avenue
New York, NY 10022
TEL (212) 918-3000
fax (212) 918-3100
www.hhlaw.com
OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville, NY 11747
April 1, 2008
Ladies and Gentlemen:
     We have acted as special tax counsel to OSI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on April 1, 2008 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of $200,000,000 aggregate principal amount of 3% Convertible Senior Subordinated Notes due 2038 (the “Notes”), issued by the Company. The Notes were issued pursuant to the provisions of an indenture dated as of January 9, 2008, between the Company and The Bank of New York, as trustee (the “Indenture”).
     This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
     In rendering the following opinion, we have examined (i) the Registration Statement; (ii) the forms of the Notes; and (iii) an executed copy of the Indenture. Our review was limited to such documents.
     In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Registration Statement. We have consequently relied upon representations and information presented in such documents.

     Based upon, and subject to, the foregoing, we are of the opinion that the information in the Registration Statement under “Certain United States Federal Income Tax Considerations” to the extent that it purports to describe provisions of federal tax laws with respect to income tax, or legal conclusions with respect thereto, is correct in all material respects.
     This opinion speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof.
     We are members of the Bar of the State of New York. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/s/ HOGAN AND HARTSON L.L.P.